Exhibit 99.1

MANAGEMENT REIMBURSEMENT AGREEMENT

THIS MANAGEMENT REIMBURSEMENT AGREEMENT (this “Agreement”), executed this 17th day of November 2017, is by and between Creative Medical Health, Inc., a Delaware corporation (“CMH”), Creative Medical Technology Holdings, Inc., a Nevada corporation (“CELZ”), and Creative Medical Technologies, Inc., a Nevada corporation (“CMT”).

RECITALS:

WHEREAS, CMH has employment and consulting agreements with members of its management team whereby they have provided services for CMH;

WHEREAS, these employees and consultants also provide services for CELZ and CMT, affiliated entities of CMH, on an as needed basis;

WHEREAS, the parties previously determined that rather than creating separate service agreements with these employees and consultants, CELZ would reimburse CMH a portion of the costs of these parties on a monthly basis;

WHEREAS, since January 1, 2016, CELZ has reimbursed CMT, or accrued a reimbursement expense payable to CMT, for the services performed by the parties for CELZ and CMT; and

WHEREAS, the parties wish to memorialize in writing the oral arrangement and agreement by which the parties have been governed in regard to the subject matter of this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions of set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       Reimbursable Services. From and after January 1, 2016, CMH shall make available to CELZ and CMT the services of Timothy Warbington and Donald Dickerson, Thomas Ichim, PhD, Annette Marleau, and Dr. Amit Patel on a part-time, as-needed basis, for which CELZ shall reimburse CMH a monthly amount as follows:

Name	Reimbursement Amount
Timothy Warbington	$10,000
Thomas Ichim, PhD	$5,000
Donald Dickerson	$10,000
Annette Marleau	$5,000
Dr. Amit Patel	$5,000
TOTAL	$35,000

2.       Retroactive Effect. The parties have conducted operations in conformance with the terms of this Agreement since January 1, 2016 and hereby agree that the terms and conditions of this Agreement shall be applied retroactively to that date.

3.       Reimbursement with Stock. At the option of CMH upon 10 day’s prior written notice to CELZ, the reimbursable amounts set forth above may be paid from time to time in shares of common stock of CELZ at a price equal to a 30% discount to the lowest closing price (as reported by OTC Markets or other principal trading platform or market for the common stock of CELZ) during the 20 trading days prior to time the notice is given.

4.       Term. The term of this Agreement shall commence retroactively to January 1, 2016 and this Agreement may be terminated by either party upon 30 days’ prior written notice.

5.       Miscellaneous. This Agreement constitutes the entire agreement between or among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona applicable to contracts made and to be performed in such state, without reference to the choice of law principals thereof, and any and all actions to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in the State of Arizona and in no other place. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or he may be entitled. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties or the applicable parties to be bound by such amendment. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective successors, and assigns. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

IN WITNESS WHEREOF, the undersigned, duly authorized, has executed this Agreement the day and year first written above.

/s/ Timothy Warbington
Timothy Warbington, Chief Executive Officer
Creative Medical Health, Inc.
Creative Medical Technology Holdings, Inc.
Creative Medical Technologies, Inc.

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